Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the Third Quarter of 2022 Fiscal Year

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SAN ANTONIO–May 9, 2022– U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to cryptocurrencies, today reported operating income of $2.5 million, or $0.17 per share, for the quarter ended March 31, 2022, a 14% decrease from the previous quarter; however, the operating margin for the quarter was a healthy 41% on total revenues of $6.2 million. Revenue was $6.2 million, a slight decrease of 2.8% from the same quarter in 2021, due to a swing in performance fees.

The Company recorded a net loss of $846,000, or $0.06 per share loss, for the quarter. The loss was primarily due to mark-to-market unrealized losses on investments of $4.5 million, compared to unrealized gains on investments of $7.1 million in the same quarter a year earlier. According to generally accepted accounting principles (GAAP), U.S. companies must record changes in unrealized gains and losses of equity investments in investment income, known as mark-to-market accounting in capital markets. Therefore, changes in these investments, whether short-term or long-term in nature, are recorded through earnings, resulting in investment income being more volatile quarter-over-quarter and year-over-year.

Average assets under management (AUM) for the three-month period ended March 31, 2022, were $4.1 billion, in line with the previous quarter and up slightly from the same period one year ago. Total AUM increased during the quarter, from $3.8 billion as of December 31, 2021, to $4.1 billion as of March 31, 2022.

“This past quarter we successfully launched our new smart-beta 2.0 ETF, the New York-listed U.S. Global Sea to Sky Cargo ETF (SEA),” says Frank Holmes, Company CEO and Chief Investment Officer. “As the name implies, SEA focuses on the global cargo industry and, since inception, it has outperformed the market, which has experienced multiple headwinds, including rising interest rates and Russia’s invasion of Ukraine. The global ocean-freight carrier industry recorded its first $150 billion in profits in a single year in 2021, and with supply chain imbalances ongoing, we believe 2022 could be another record-setting year for the group.”

In the first quarter of 2022, GROW stock performed well, rising more than 18% as of March 31, 2022. That was well ahead of the small-cap Russell 2000, which fell approximately 8% during the same period, and the Dow Jones U.S. Asset Managers Index, which declined more than 13%.

Investment in HIVE Is Contributing to Company’s Growth in Cash on Balance Sheet

The Company has been increasing its cash position for the past 18 months, and it is accomplishing this in part through its investments in HIVE Blockchain Technologies Ltd. (“HIVE”), a Vancouver-based technology firm that is involved in the mining of Bitcoin and Ethereum. The investments in HIVE include 8.0% interest-bearing unsecured convertible debentures, payable in quarterly installments.

“It’s important for investors to be aware that we are currently choosing to receive the cash in quarterly installments, to which the debentures entitle us, rather than convert them into HIVE shares,” Mr. Holmes says. “Since July 2021, HIVE has paid down the note by $2.3 million, which has increased the cash position on our balance sheet. This is part of our strategy to build up our cash to 2011 levels so we’re better prepared to weather the next economic pullback, launch new products and take advantage of opportunities. Releasing a successful new ETF like SEA is capital-intensive. The magic is to have cash to pursue opportunities when they arise and to protect our balance sheet during economic downcycles.”

“At the same time, it’s important for investors to be aware that the volatility of Bitcoin and Ethereum has recently decreased the value of HIVE shares, even though the company more than doubled its revenue to $68.2 million as of December 31, 2021, compared to $33.4 million a year earlier. The decline in HIVE impacted our income statement with unrealized investment losses this past quarter.”

Mr. Holmes serves on the HIVE board as executive chairman and held shares and options at March 31, 2022.

At March 31, 2022, the Company had net working capital of approximately $31.8 million, an increase of $10.2 million, or 47.2% since June 30, 2021. With approximately $26.8 million in cash and cash equivalents, an increase of $12.3 million, or 85.4% since June 30, 2021, and $7.7 million in securities carried at fair value on a recurring basis, excluding convertible securities, which together comprise approximately 55.2% of total assets, the Company has adequate liquidity to meet its current obligations.

JETS Now Available to Trade on Ameriprise’s $1.2 Trillion Platform

“We’re very pleased to announce that our airlines ETF, the U.S. Global Jets ETF (JETS), was approved by Ameriprise Financial, Inc., and is now available to the firm’s approximately 10,000 advisors, who manage money for both retail and institutional clients,” Mr. Holmes says.

JETS held $3.5 billion in AUM as of March 31, 2022. Besides Ameriprise, the ETF is available to trade at Citi, Wells Fargo, Morgan Stanley and other large brokerages.

“We’re seeing incredibly constructive developments in the commercial aviation industry, which is positive for JETS,” Mr. Holmes continues. “As readers may already know, a federal district court judge struck down the White House’s mask mandate on all mass transit within the U.S., including commercial flights. Domestic airlines swiftly dropped their own mask requirements, meaning passengers can now choose to wear one or not whether they fly on Delta, United, American or Southwest. We expect the end of mask mandates to boost demand for long-distance flights since wearing a face covering for extended periods of time—from the West Coast to the East Coast of the U.S., for instance—can be particularly trying for many.”

Even when the mask mandate was in effect, demand for commercial air travel had been increasing. In addition, people appear willing to spend more on air travel now than they were in 2019, due to inflation. In March, online spending for domestic flights touched $8.8 billion, or 28% higher than pre-pandemic levels, according to Adobe.

For this reason and more, some domestic airline companies are optimistic that 2022 will mark the first profitable year since before the pandemic as bookings soar. For the second quarter ended June 30, 2022, United Airlines is forecasting its highest quarterly sales in its history, with revenue per passenger mile up 17% compared to the same quarter in 2019.

Share Repurchase Program Increased by Nearly 82%

The Company has a share repurchase program, approved by the Board of Directors, authorizing the Company to annually purchase up to $5.0 million of its outstanding common shares, as market and business conditions warrant, on the open market. The Company strategically repurchases stock on down days using an algorithm. The repurchase program has been in place since December 2012, and the Board of Directors has annually renewed the repurchase program each calendar year. The Company announced on February 25, 2022, that the Board of Directors approved an increase to the limit of its annual share buyback program from $2.75 million to $5.0 million, representing an increase of 81.8%. For the nine months ended March 31, 2022, the Company repurchased 43,591 class A shares compared to 35,996 class A shares repurchased during the same period in 2021.

GROW Dividends

The Board has authorized a monthly dividend of $0.0075 per share through June 2022, at which time it will be considered for continuation by the Board. Payment of cash dividends is within the discretion of the Company’s Board of Directors and is dependent on earnings, operations, capital requirements, general financial condition of the Company and general business conditions. The total amount of cash dividends expected to be paid to class A and class C shareholders from April to June 2022 is approximately $338,000. The Company has paid a monthly dividend since 2007.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Tuesday, May 10, 2022, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	3/31/2022	3/31/2021
Operating Revenues	$6,175	$6,355
Operating Expenses	3,658	3,063
Operating Income	2,517	3,292

Total Other Income (Loss)	(3,609)	8,393
Income (Loss) Before Income Taxes	(1,092)	11,685

Income Tax Expense (Benefit)	(246)	3,078
Net Income (Loss)	$(846)	$8,607

Net income (loss) per share (basic and diluted)	$(0.06)	$0.57

Avg. common shares outstanding (basic)	15,010,630	15,061,818
Avg. common shares outstanding (diluted)	15,011,582	15,062,988

Avg. assets under management (billions)	$4.1	$4.0

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser. JETS, GOAU and SEA are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to JETS, GOAU and SEA. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. The COVID-19 pandemic and the resulting actions to control or slow the spread has had a significant detrimental effect on the global and domestic economies, financial markets and industries, including airlines. U.S. Global Investors continues to monitor the impact of COVID-19, but it is too early to determine the full impact this virus may have on commercial aviation. Should this emerging macro-economic risk continue for an extended period, there could be an adverse material financial impact to the U.S. Global Jets ETF.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.

Holdings may change daily. Holdings are reported as of the most recent quarter-end. The following securities mentioned in the article were held by one or more accounts managed by U.S. Global Investors as of 03/31/2022: American Airlines Group Inc., Delta Air Lines Inc., United Airlines Holdings Inc., Southwest Airlines Co.

The Russell 2000 Index is a small-cap stock market index that makes up the smallest 2,000 stocks in the Russell 3000 Index. The Dow Jones U.S. Asset Managers Index is a market cap-weighted index of the largest publicly traded asset management firms in the U.S.

A smart-beta ETF is a type of exchange-traded fund that uses a rules-based system for selecting investments to be included in the fund.